EXHIBIT 99.2

NEWS RELEASE

For Immediate Release

NCO GROUP COMPLETES EXCHANGE OFFER

HORSHAM, PA, August 23, 2007—NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, announced today that it has completed its offer to the holders of its Floating Rate Senior Notes due 2013 (CUSIP No. 144A: 628858 AE 2, ISIN No. 144A: US628858AE21; CUSIP No. REG S: U6376M AB 7, ISIN No. REG S: USU6376MAB73) and its 11.875% Senior Subordinated Notes due 2014 (CUSIP No. 144A: 628858 AF 9, ISIN No. 144A: US628858AF95; CUSIP No. Reg. S: U6376M AC 5, ISIN No. Reg. S: USU6376MAC56) (collectively, the “Outstanding Notes”) to exchange the Outstanding Notes for like principal amount of its $165.0 million principal amount Floating Rate Senior Notes due 2013 and its $200.0 million principal amount 11.875% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, as amended (collectively, the “Exchange Notes”). The Outstanding Notes were sold in a private placement by the Company, which was completed in November 2006. The Company was required to carry out the Exchange Offer under the terms of agreements entered into in the private placement.

The Exchange Offer expired at 5:00 p.m. (Eastern Daylight Time) on August 15, 2007. Based on information provided by the exchange agent, The Bank of New York, $163,805,000 in aggregate principal amount of the Floating Rate Senior Notes due 2013 and $200,000,000 in aggregate principal amount of the 11.875% Senior Subordinated Notes due 2014 were validly tendered and not withdrawn pursuant to the Exchange Offer. NCO has accepted for exchange all of the validly tendered and not withdrawn Outstanding Notes. NCO intends to issue the Exchange Notes for all such exchanged Outstanding Notes as soon as practicable.

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities. The Exchange Offer was made, and the Exchange Notes have been offered, solely pursuant to the Prospectus dated July 17, 2007, including Supplement No. 1 to the Prospectus dated August 15, 2007, and the related Letter of Transmittal which more fully set forth the terms of the Exchange Offer. You should rely only on the information contained in the Prospectus. The Company has not authorized any person to provide information other than as set forth in the Prospectus. Holders of the Outstanding Notes may obtain further information by calling The Bank of New York at 212-815-5098, or by facsimile at 212-298-1915.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices in the United States, Canada, the Philippines, Panama, the Caribbean, India, the United Kingdom and Australia.

For further information contact:

NCO Investor Relations

(215) 441-3000